Exhibit 10.62
Summary Description of
the Annual Incentive Compensation Plan/Range
of Incentives as effective on March 5, 2014

The following is a description of the Company's Annual Incentive Compensation Plan (“Plan”) for its executive officers for fiscal 2014.

Pursuant to the Plan, each executive officer will have the opportunity to earn a Cash Incentive Award, a Primary Long-Term Incentive Award of restricted stock, and an award of Career Shares. In order to receive any incentive award under the Plan, an executive officer must be actively employed by the Company at the time such award is paid. The potential range of cash incentives and conditions to vesting awards of Primary Long Term Incentive Shares and Career Shares are described below.

Cash Incentive Awards
For executive officers whose responsibilities are primarily related to corporate-level administration, the Cash Incentive Award component provides the opportunity to earn a cash incentive ranging from 15% to a maximum of 75% of such participant's base salary as of January 1, 2014 (from 45% to 105% for the Chief Executive Officer and Chief Operating Officer, and from 30% to 90% for the Chief Financial Officer). For all executive officers in this category, 50% of the amount of the Cash Incentive Award is determined based on the achievement of specified levels of the Company's annual consolidated Operating Income, as adjusted for unusual items, 30% of the amount is determined based on achievement of specified levels of the annual Operating Income of the Company's Residential Business Unit, as adjusted for unusual items, and 20% of the amount is determined based on achievement of specified levels of the Company's annual Contract Operating Income, as adjusted for unusual items. The Compensation Committee may reduce the amount of any award by up to 30% of the amount otherwise earned based on the participant's level of achievement of individual performance goals as set and determined by the Compensation Committee.

For executive officers whose responsibilities are primarily related to one of the Company's business units, the Cash Incentive Award component provides the opportunity to earn a cash incentive ranging from 15% to 75% of such participant's base salary. For executive officers in this category, 55% of the amount of the Cash Incentive Award is determined based on the achievement of specified levels of their annual business unit Operating Income, as adjusted for unusual items, 30% of the amount is determined based on the achievement of specified levels of the Company's annual consolidated Operating Income, as adjusted for unusual items, and 15% of the amount is determined based on the achievement of specified levels of the annual Operating Income of the Company's other business units, as adjusted for unusual terms. The Compensation Committee may reduce the amount of any award by up to 30% of the amount otherwise earned based on the participant's level of achievement of individual performance goals as set and determined by the Compensation Committee.

Cash Incentive Awards, if and to the extent earned under the Plan, will be based on the participant's base salary as of January 1, 2014, and it is anticipated that such awards will be paid to participants in cash on or prior to March 14, 2015.

Primary Long-Term Incentive Awards and Career Shares
A Primary Long-Term Incentive Award may be made in restricted shares to each executive officer, the value of which will be equal to 35% of the executive's base salary plus any Cash Incentive Award paid for such year. Career Shares shall be awarded to each executive officer as an award of restricted stock valued at 20% of such officer's base salary (provided, however, that for 2014 the Chief Operating Officer shall receive an award valued at 35% of base pay and the Chief Financial Officer shall receive an award of 30% of base pay). Such awards will be valued based on the market price of the Company's common stock at the time of grant of the award; provided, however, that, in determining the number of shares to be granted, in no event shall the Company's common stock be valued at an amount less than $5.00 per share.

Primary Long-Term Incentive Awards will vest ratably over 3 years from the award date, and for all Participants other than the Company’s Chief Operating Officer and Chief Financial Officer Career Shares will vest when the participant becomes (i) qualified to retire from the Company and (ii) has retained the Career Shares for 24 months following the grant date, subject to accelerated vesting or forfeiture as described below. Career Share awards for the Chief Operating Officer and Chief Financial Officer will vest ratably over five years beginning on such officer’s 61st birthday. For any participant who becomes age 60 (or any participant who is already age 60 at the time of an award), restricted shares will vest equally over the stated vesting or retention period (three years in the case of Primary Long-Term Incentive awards and two years in the case of Career Shares awards); provided, however, that in no case will such awards be issued later than two and one half months following the year in which such awards vest or are no longer subject to a substantial risk of forfeiture.

Special Conditions to Awards
The Primary Long-Term Incentive Awards will only be made if the Company achieves a minimum Operating Income performance level, as adjusted for unusual items; Career Share Awards will only be made if the Company's operating income for fiscal 2014 is positive. Death, disability or a change in control of the Company will cause immediate vesting of all restricted stock issued as Career Shares and as Primary Long-Term Incentive Share Awards. Termination without cause will result in immediate vesting of all Career Share Awards, and acceleration of vesting of Primary Long-Term Incentive Share Awards to the extent such shares have been expensed by the Company. Voluntary termination of employment prior to retirement, or termination of employment for cause will result in the immediate forfeiture of all unvested awards under the Plan. Upon an executive's retirement, vesting will accelerate to the extent that the Company has recognized compensation expense related to the shares. In the event the Plan does not have enough available shares of common stock to fulfill the stock awards portion of the Plan, any stock award granted will be subject to the approval of additional shares by the Company's shareholders.

Compensation Committee Oversight of Payments
The Compensation Committee has the authority to review and certify the achievement of the performance goals and to administer and interpret the Incentive Compensation Plan. As described forth above, any award to a participant for 2014 may be reduced, but not increased, by the Compensation Committee in its sole discretion based on individual performance criteria.

2